 EXHIBIT 21.1

SUBSIDIARY

As of September 30, 2025, the following was the Registrant’s significant operating Subsidiary:

Name: Particle, Inc.

Country of Organization: U.S.

Percent Ownership by Registrant: 100.0% by USBC, Inc.